                                                                    EXHIBIT 10.9

RACC
[AMENDED AND RESTATED] PROMISSORY NOTE

                      RAYTHEON AIRCRAFT CREDIT CORPORATION

                                   ----------

1. Promise to Pay. FOR VALUE RECEIVED, the undersigned (hereinafter referred to as "Debtor") hereby absolutely and unconditionally promises to pay to the order of Raytheon Aircraft Credit Corporation, at 10511 East Central, Wichita, Kansas 67206 (together with its successor and assigns hereinafter referred to as "RACC"), in lawful money of the United States of America and in immediately available funds, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), together with interest on the principal amount outstanding hereunder from the date hereof as specified below, until paid in full. All payments made pursuant to this Promissory Note will be made free and clear of, and without deduction for, withholding, setoff, recoupment or counterclaim of any kind.

2. Rate of Interest; Late Payment Charge. Debtor agrees to pay to RACC interest on the unpaid principal balance hereunder, as follows:

          A. The rate of interest of this Promissory Note shall be LIBOR plus three hundred seventy five (375) basis points per annum. "LIBOR" shall mean the rate of interest determined by RACC at which Dollar deposits for ninety (90) days are offered based on information provided in The Wall Street Journal on the second business day prior to the date of the issuance of this Promissory Note or the first day of January, April, July and October, as applicable, provided, however, that if the rate described above does not appear in The Wall Street Journal on any applicable interest determination date, LIBOR shall be the rate determined by RACC in good faith based on the offered rates for deposits in Dollars for ninety (90) days that are then offered by major banks in the London interbank market. LIBOR shall be adjusted on the first business day of each calendar quarter to reflect any increase or decrease in LIBOR as of that date.

          B. On each Calculation Date (as defined in Schedule 1 attached hereto), the rate of interest of this Promissory Note shall be adjusted, if necessary, to LIBOR plus the Applicable Percentage as defined in Schedule 1.

          C. Notwithstanding the foregoing Clauses A and B, while an Event of Default (as defined in Section 13) is continuing, the principal outstanding hereunder and, to the extent permitted by applicable law, any overdue interest or other amounts payable hereunder shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is LIBOR plus six hundred (600) basis points (the "Default Interest Rate") until such Event of Default has been cured or waived in writing by RACC (after as well as before judgment).

All interest shall be calculated on the basis of a 360-day year and actual days outstanding. Notwithstanding anything set forth in this Promissory Note to the contrary, in no event shall the rate of interest payable pursuant to this
Section 2 be higher than the maximum amount permitted under applicable law.

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3. Payment Schedule. Payment of the principal balance together with accrued interest shall be made in 120 consecutive monthly installments payable in arrears. The first installment payment shall be due and payable to RACC on January 15, 2002. Each subsequent installment payment shall be due and payable to RACC on the fifteenth day of each month thereafter, until December 15, 2012, when the entire remaining balance of principal and interest shall be paid in full. The amount of each installment payment will be $25,500, with the amount to be adjusted quarterly based on changes in the underlying interest rate. Notwithstanding the foregoing, in the event of loss, theft, confiscation or substantial damage to the Aircraft, Debtor shall pay all amounts owing under this Promissory Note within thirty (30) days following demand by RACC.

4. Taxes. All payments (whether of principal, interest or otherwise) made by Debtor to RACC pursuant to this Promissory Note will be free and clear of and without deduction for any taxes, levies, duties, charges, fees or withholdings of any nature, provided, however, that taxes based on the net income of RACC are specifically excluded from the provisions of this Section 4. If Debtor is required by law to make any such deduction or withholding, the sum due from Debtor will be increased to the extent necessary to ensure that RACC receives a sum equal to what it would have received had no such deduction or withholding been required. Within thirty (30) days after Debtor has made any payment from which it is required by law to make any deduction or withholding, Debtor will deliver to RACC a receipt issued by the applicable tax or other authority evidencing the deduction or withholding.

5. Prepayment. Debtor may prepay this obligation in part or in full at any time without any premium or penalty. Any partial prepayment shall be first applied to accrued interest and then to the installments of principal in inverse order of maturity.

6. Disclaimer. If the Aircraft (as hereinafter defined) does not operate as warranted, becomes obsolete, or the Aircraft is unsatisfactory for any reason whatsoever, Debtor shall make all claims on account thereof solely against RAC and not against RACC and Debtor shall nevertheless pay all sums payable hereunder. Debtor acknowledges that neither RAC nor any sales representative or agent thereof, is an agent of RACC and no agreement or representation as to the Aircraft or any other matter by any such sales representative or agent of RAC shall in any way affect Debtor's obligations hereunder.

DEBTOR HAS SELECTED THE AIRCRAFT AND NEGOTIATED ALL DOCUMENTS RELATING TO THE PURCHASE THEREOF ALL INDEPENDENTLY FROM RACC AND WITHOUT ANY PROMPTING, REFERRAL OR SUGGESTION FROM RACC. RACC HAS SOLELY PROVIDED A FINANCIAL ACCOMMODATION TO DEBTOR UNDER THIS NOTE AND HAS NOT ACTED AS AND SHALL NOT BE CONSTRUED TO HAVE ACTED AS ADVISOR, ARRANGER, PROMOTER OR GUARANTOR WITH RESPECT TO THE PURCHASE OF THE AIRCRAFT FROM RAC OR ANY ASPECT THEREOF.

7. Representations and Warranties. Debtor represents and warrants to RACC on the date hereof that:

          (a) Debtor is and will remain duly organized, existing and in good standing under the laws of its jurisdiction of organization and in every jurisdiction wherever necessary to carry on its business and operations;

          (b) Debtor has adequate power and capacity to enter into, and to perform it Obligations under this Promissory Note and the Security Agreement and has full rights and lawful authority to grant the security interest described in the Security Agreement;

          (c) upon execution and delivery hereof and thereof, each of this Promissory Note and the Security Agreement (collectively, the "Transaction Documents") shall constitute the legal, valid and binding obligation of Debtor, enforceable in accordance with its terms;

          (d) Debtor has good and marketable title to the Collateral, subject only to liens or created by RACC;

          (e) there are no legal or other proceedings or investigations pending or threatened against Debtor before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have any materially adverse effect on the Collateral or the financial condition or business operations of Debtor or material impairment of the ability of Debtor to perform its obligations under any of the Transaction Documents (hereinafter referred to as a "Materially Adverse Effect");

          (f) the execution, delivery, performance of its obligations, and exercise of its rights under this Promissory Note and the Security Agreement by Debtor, including borrowing under this Promissory Note, (i) do not require any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law, or with any other entity or person (each, a "Consent"); (ii) are not and will not be in conflict with or prohibited or prevented by any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon Debtor or affecting any of its property (each a "Requirement of Law"); (iii) will not violate any of Debtor's organizational documents or any judgment, order, law or regulation applicable to Debtor; and (iv) will not result in any breach of, or constitute a default under, or result in the creation of any lien, claim or encumbrance on any of Debtor's property (except for liens in favor of RACC) pursuant to any indenture, mortgage, deed of trust, bank loan, credit agreement or other agreement or instrument to which Debtor is a party;

          (g) Debtor is not in violation of (i) any instrument or agreement, in each case binding on it or affecting its property, or (i) any Requirement of Law, in a manner which could have a Materially Adverse Effect;

          (h) upon execution and delivery of the Security Agreement and the filing of documents thereby required, RACC shall have a first-priority perfected security interest in the Collateral, subject only to liens permitted hereunder or thereunder and entitled to priority under applicable law, with no financing statements, mortgages or similar filings on record anywhere which conflict with such first-priority interest;

          (i) Debtor has no pending claims, and does not have knowledge of any facts upon which a future claim may be based, against any prior owner or RAC for breach of warranty or otherwise; and

          (j) All information and statements made in any financial or credit statement or application for credit provided by Debtor to RACC are true and correct and Debtor acknowledges that RACC has relied upon such information and statements in making this loan.

8. Covenants. Debtor covenants and agrees that, until the payment and satisfaction in full of all the obligations of and amounts owed by Debtor under this Promissory Note and the Security Agreement, Debtor will:

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          (a)  keep true and accurate books of account with respect to the
               Collateral and to permit RACC or its designated representatives to inspect the Collateral and the Aircraft and to examine and be advised as to such records upon the request of RACC;

          (b)  comply with all Requirements of Law;

          (c) notify RACC promptly in writing of (i) the occurrence of any default or Event of Default, (ii) any change of name or address of Debtor, (iii) any threatened or pending litigation or similar proceeding affecting Debtor or any material change in any such litigation or proceeding previously reported and (iv) any claims of any nature against the Collateral or the Aircraft; and

          (d) cooperate with RACC, take such action, execute such documents, and provide such information as RACC may from time to time request in order further to effect the transactions contemplated by and the purposes of this Promissory Note and the Security Agreement.

9. Security Agreement. To secure the payment and performance of all of the obligations due RACC by Debtor under this Promissory Note and any renewals, extensions or changes hereof and of any and all other indebtedness of Debtor to RACC, either direct or indirect, absolute or contingent, whether now existing or hereafter arising, including all such obligations that would become due but for the operation of the automatic stay pursuant to Section 362(a) of the Federal Bankruptcy Code and the operation of Sections 502(b) and 506(b) of the Federal Bankruptcy Code and including, without limitation, post-petition interest, and including, without limitation, all "Obligations" as defined in the Restructuring Agreement of even date herewith between Debtor and RACC (collectively, the "Obligations"), Debtor has contemporaneously herewith executed [a] [an Amended and Restated] Security Agreement (the "Security Agreement") granting RACC a security interest in the following described aircraft to be purchased by Debtor with the proceeds of the loan evidenced by this Promissory Note and the other property described below and in all additions and accessions thereto and substitutions and replacements thereof, all unearned insurance premiums and insurance proceeds and the proceeds of all of the foregoing (all of said property is hereinafter collectively referred to as the "Collateral"):

A. Raytheon Aircraft Company Aircraft Model [Aircraft], Serial Number [Serial], Registration Number N [Tail_No] (the "Aircraft"), together with all other property used in the operation of the Aircraft or reflecting use or maintenance of the Aircraft, including but not limited to all engines, propellers, instruments, avionics, equipment and accessories attached to, connected with, located in or removed from the Aircraft and all logs, manuals and maintenance records.

          Aircraft Engines: Make: [Engine_Make]; Model: [Engine_Model]; Shaft
          Horsepower: over 750; Serial Number (L): [Left_Serial]; Serial Number
          (R): [Right_Serial], together with any replacement engines.

          Aircraft Propellers: Hub Make: [Hub_Make]; Hub Model: [Hub_Model]; Hub Serial Number (L): [Hub_Left_Serial]; Hub Serial Number (R):
          [Hub_Right_Serial], together with any replacement propellers.

B. All contracts and agreements of every kind (oral and written), contract rights, rights to receive payments, goods or services of every kind, general intangibles, chattel paper and accounts, whether now existing or owned or hereafter arising or acquired, governing, relating to or arising out of Debtor's right, title or interest in the Aircraft.

C. All proceeds of the foregoing, including, without limitation, all contract rights, general intangibles, accounts, cash, and goods, all payments under any insurance covering the Aircraft and any of its engines, propellers, equipment, accessories and accessions.

The security interest granted in the Security Agreement is a purchase money security interest under the Kansas Uniform Commercial Code.

10. Purpose of Loan; Usury. [The purpose of this Promissory Note is to finance the Debtor's acquisition of the Aircraft.] [USE THIS LANGUAGE IF AIRCRAFT WAS PREVIOUSLY SUBJECT TO A LEASE] [The purpose of the Promissory Note dated _________ issued by the Debtor to RACC (the "Original Note") was to finance the Debtor's acquisition of the Aircraft. This Promissory Note amends and restates and has been issued in substitution as a replacement for the Original Note. Nothing contained herein or in any other document shall be construed to constitute the payment or discharge of the Original Note or to release or terminate any lien, mortgage, pledge or other security interest in favor of RACC relating to the Original Note.] [USE THIS LANGUAGE IF AIRCRAFT IS ALREADY SUBJECT TO A NOTE] Debtor warrants and represents to RACC that this loan is for business and commercial purposes and not for personal, family, household or agricultural purposes. It is agreed, notwithstanding any provision to the contrary in this Promissory Note or the Security Agreement, in no event will this Promissory Note or the Security Agreement require the payment of interest or charges in excess of the maximum amount permitted by applicable law (the "Maximum Rate") and the payment of obligations of Debtor under this Promissory Note and the Security Agreement are hereby limited accordingly. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid on this Promissory Note or pursuant to the Security Agreement shall include amounts which by law are deemed interest and would exceed the Maximum Rate, Debtor stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Debtor and RACC, and RACC shall promptly credit such excess (to the extent only of such payments in excess of the Maximum Rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Debtor.

11. Principals and Waivers. All signers, makers, guarantors, endorsers and sureties hereof are to be regarded as principals, jointly and severally. Every maker, endorser, guarantor and surety hereof hereby waives presentment, demand for payment, notice of non-payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Promissory Note, protest and impairment of collateral, as well as diligence in collecting this Promissory Note or enforcing any of the security therefor, and consents to all extensions, deferrals, partial payments and refinancings hereof before or after maturity.

12. Events of Default; Acceleration. If any of the following events (each an "Event of Default") shall occur:

          (a) Debtor shall fail to pay any principal of or interest on this Promissory Note or any other sum due under this Promissory Note or any other note or other agreement between Debtor and RACC when the same becomes due and such failure shall continue for ten (10) days beyond the due date of such payment;

          (b) Debtor shall fail to perform any term, covenant or agreement contained in any of the Transaction Documents and such failure shall continue for thirty (30) days after written notice;

          (c) Debtor shall fail to maintain insurance pursuant to terms of the Security Agreement;

          (d) any representation or warranty of Debtor in any of the Transaction Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made;

          (e) Debtor shall be in default under any agreement or agreements evidencing (i) any other debt and similar monetary obligations (including, without limitation, capitalized leases, synthetic leases or securitization transactions) (collectively, "Indebtedness") owing to RACC or any affiliates of RACC, including, without limitation, Raytheon Travel Air Company, or
               (ii) any other Indebtedness in excess of $100,000.00 in aggregate principal amount, or shall fail to pay any such Indebtedness when due or within any applicable period of grace;

          (f) any of the Transaction Documents shall cease to be in full force and effect;

          (g)  Debtor (i) shall make an assignment for the benefit of creditors;
               (ii) shall be adjudicated bankrupt or insolvent; (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets,
               (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law;

          (h)  Debtor shall be unable to pay its debts as they mature;

          (i) there shall remain undischarged for more than thirty (30) days any final judgment or execution action against Debtor that, together with other outstanding claims and execution actions against Debtor exceeds $100,000.00 in the aggregate;

          (j) the prospect of payment or performance by Debtor of realization on the Collateral, in the reasonable opinion of RACC, is or becomes significantly impaired; or

          (k) Debtor (i) sells, transfers or disposes of all or substantially all of its respective stock, assets or property, (ii) becomes the subject of, or engages in, a leveraged buy-out, or (iii) terminates its existence by merger, reorganization or consolidation; or if Debtor is a privately held company, control of Debtor's voting capital stock issued and outstanding from time to time is not retained by the holders thereof on the date hereof.

THEN, or at any time thereafter:

          (1) In the case of any Event of Default under clauses (g) or (h), the entire unpaid principal amount of this Promissory Note, all interest accrued and unpaid thereof, and all other amounts payable hereunder and under the Security Agreement, as well as any other indebtedness or liability of Debtor owed to RACC, shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Debtor; and

          (2) In the case of any Event of Default other than under clauses (g) or (h), RACC may, by written notice to Debtor, declare the unpaid principal amount of this Promissory Note, all interest accrued and unpaid thereof, and all other amounts payable hereunder and under the Security Agreement, as well as any other indebtedness or liability of Debtor owed to RACC, to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Debtor.

In addition to and without in any way limiting the foregoing, upon the occurrence of an Event of Default or at any time thereafter, RACC may employ all remedies allowed by law, including, without limitation, those available to a secured party under the Uniform Commercial Code. No remedy herein conferred upon RACC is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

13. Obligations Absolute. Debtor's payment and performance obligations under this Promissory Note are absolute and unconditional. Any claim that Debtor may now or hereafter have against RACC or any affiliate thereof arising out of or in connection with the Aircraft, any of the other Collateral or any other matter shall not affect or excuse the unconditional obligation of Debtor to make any payment required to be made to RACC under this Promissory Note or the Security Agreement, and shall not be used or asserted as a defense to payment of such obligation or as set-off, counterclaim or deduction against such payment. RACC shall have no obligation or responsibility with respect to any dispute that may arise between Debtor and any such foregoing person, and no such dispute shall prevent RACC from taking such action as it may deem appropriate in order to preserve, protect or enforce its rights hereunder.

14. Debtor's Agreement to Pay Enforcement Costs, etc. Debtor further agrees to pay to RACC, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by RACC in connection with the Obligations, this Promissory Note and the enforcement hereof, together with interest on amounts recoverable under this Section 14 from the time when such amounts become due until payment, whether before or after judgment, at the Default Interest Rate, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

15. Waiver of Default. No waiver by RACC of any default shall be effective unless in writing, nor operate as a waiver of any other default or of the same default in the future.

16. Change of Address. Debtor will notify RACC in writing of any change of address from that shown herein within 10 days of such change.

17. GOVERNING LAW AND CHOICE OF FORUM. THIS AGREEMENT WAS MADE AND ENTERED INTO IN THE STATE OF KANSAS AND THE LAW GOVERNING THIS TRANSACTION SHALL BE THAT OF THE STATE OF KANSAS AS IT MAY FROM TIME TO TIME EXIST. THE PARTIES AGREE THAT ANY LEGAL PROCEEDING BASED UPON THE PROVISIONS OF THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN EITHER THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF KANSAS AT WICHITA, KANSAS, OR IN THE EIGHTEENTH JUDICIAL DISTRICT COURT OF SEDGWICK COUNTY, KANSAS, TO THE EXCLUSION OF ALL OTHER COURTS AND TRIBUNALS. NOTWITHSTANDING THE ABOVE, IN THE EVENT AN EVENT OF DEFAULT SHOULD OCCUR, RACC (AT ITS SOLE OPTION) MAY INSTITUTE LEGAL PROCEEDINGS IN ANY JURISDICTION AS MAY BE APPROPRIATE IN ORDER FOR RACC TO OBTAIN POSSESSION OF THE COLLATERAL. THE PARTIES HEREBY CONSENT AND AGREE TO BE SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS IN SUCH PROCEEDINGS.

18. WAIVER OF RIGHT TO JURY TRIAL. ALL PARTIES TO THIS AGREEMENT HEREBY VOLUNTARILY, KNOWINGLY AND IRREVOCABLY WAIVE ANY CONSTITUTIONAL OR

OTHER RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN THE EVENT OF LITIGATION CONCERNING THIS AGREEMENT.

19. Damages. To the extent that any party hereto is subject to liability for any breach under this Agreement, the liability of such party shall be limited to the actual and direct monetary damages caused by such breach. In no event shall any party hereto be liable for indirect, special, consequential, multiple or punitive damages, or any damage deemed to be of an indirect or consequential nature arising out of or related to its performance hereunder, whether based upon breach of contract, warranty, negligence and whether grounded in tort, contract, civil law or other theories of liability, including strict liability. To the extent that this limitation of liability conflicts with any other provision(s) in this Agreement, said provision(s) shall be regarded as amended to whatever extent required to make such provision(s) consistent with this
Section 19.

20. Enforceability. The unenforceability of any provision hereof shall not affect the validity of any other provision hereof.

21. Binding Agreement. All obligations of Debtor hereunder shall bind the heirs, agents and attorneys-in-fact, successors and assigns of Debtor. If there be more than one Debtor, their liabilities shall be joint and several. All rights of RACC hereunder shall inure to the benefit of its successors and assigns.

22. Assignment. RACC may transfer or assign all or any part of its interest in this Promissory Note, including any guaranties, without the consent of Debtor or any other party. Debtor shall not sell, assign, transfer, encumber or convey any of its interests in the Collateral or in this Promissory Note without the prior written consent of RACC.

23. Entire Agreement. This Promissory Note and the Security Agreement constitute the entire agreement between and among the parties with respect to the subject matter hereof. There are no verbal understandings, agreements, representations or warranties not expressly set forth herein. Neither this Promissory Note nor the Security Agreement shall be changed orally, but only by writing signed by the parties hereto.

            [The remainder of this page is intentionally left blank.]

DEBTOR HEREIN ACKNOWLEDGES THAT IT HAS READ AND FULLY UNDERSTANDS ALL OF THE TERMS AND CONDITIONS OF THIS PROMISSORY NOTE. BY EXECUTION HEREOF, THE UNDERSIGNED HEREBY CERTIFIES THAT HE/SHE IS DULY AUTHORIZED TO EXECUTE THIS PROMISSORY NOTE IN THE CAPACITY STATED BELOW.

Executed as of this 31st day of December, 2002.

Debtor: Great Lakes Aviation, Ltd.

        ----------------------------
        (signature)          (title)

Address:      1022 Airport Parkway
              Cheyenne, Wyoming  82001

RAYTHEON AIRCRAFT CREDIT CORPORATION

By:
   ----------------------------------
                "RACC"

                                   SCHEDULE 1

                              CREDIT PRICING MATRIX

"Applicable Percentage" means the appropriate applicable percentages corresponding to the Debt Service Ratio in effect as of the most recent Calculation Date (defined below) as shown below:

          Tier                                 Applicable
          Levels    Debt Service Ratio         Percentage
          -----------------------------------------------
          1         *** 1.75:1.0                     3.75%
          -----------------------------------------------
                    **  1.75:1.0 but
          2         *** 2.00:1.0                     3.50%
          -----------------------------------------------
                    **  2.00:1.0 but
          3         *** 2.25:1.0                     3.25%
          -----------------------------------------------
                    **  2.25 to 1.0,
          4         but *** 2.5 to 1.0               3.00%
          -----------------------------------------------
          5         ** 2.5:1.0                       2.75%
          -----------------------------------------------

*** Less than or equal to
**  Greater than

The Applicable Percentage shall be determined and adjusted quarterly on the date (each a "Calculation Date") which is the first day of the first calendar month after the date on which Debtor provides the officer's certificate for each fiscal quarter in accordance with the provisions of Section 15(D)(3) of that certain Restructuring Agreement dated as of even date herewith between Debtor, Iowa Great Lakes Flyers, Inc. and Payee (the "Restructuring Agreement"); provided, however, that (i) the initial Applicable Percentage shall be based on Tier Level 1 (as shown above) and shall remain at Tier Level 1 until the first day of the first calendar month after the date on which Great Lakes provides the annual officer's certificate and the audited financial statements for fiscal year 2002 in accordance with the provisions of Section 15(D)(3), and, thereafter, the Tier Level shall be determined by the then current Debt Service Ratio (as defined in the Restructuring Agreement), and (ii) if Debtor fails to provide the officer's certificate to RACC for any fiscal quarter as required by and within the time limits set forth in Section 15(D)(3), the Applicable Percentage from the applicable date of such failure shall be based on Tier Level 1 until five (5) Business Days after an appropriate officer's certificate is provided, whereupon the Tier Level shall be determined by the then current Debt Service Ratio (as defined in the Restructuring Agreement); provided, that such new Tier Level shall be effective only from the fifth Business Day following the date of delivery of such officer's certificate and no interest paid at the higher Tier Level shall be rebated to Debtor. Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.